Exhibit 3.7

CERTIFICATE OF FORMATION

OF

CONTINENTAL CEMENT COMPANY, L.L.C.

This Certificate of Formation of Continental Cement Company, L.L.C. (the “LLC”), dated as of May 3, 2010, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et

FIRST. The name of the limited liability company formed hereby is Continental Cement Company, L.L.C.

SECOND. The registered office of the LLC in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Edwin Eshmoili
Edwin Eshmoili
Authorized Person

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT CHANGING ONLY THE

REGISTERED OFFICE OR REGISTERED AGENT OF A

LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is CONTINENTAL CEMENT COMPANY, L.L.C.

2. The Registered Office of the limited liability company in the State of Delaware is changed to 2711 Centerville Road, Suite 400 (street), in the City of Wilmington Zip Code 19808 . The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company

By:	/s/ Anthony Keenan
Authorized Signatory
Name: Anthony Keenan
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